Exhibit 10.10

SEPARATION AGREEMENT

     This SEPARATION AGREEMENT (the "Agreement") is made and entered into April 23, 2004, by and between U.S. AIRWAYS GROUP, INC., U.S. AIRWAYS, INC., both of which are Delaware corporations (individually and collectively referred to as "Airways") and DAVID N. SIEGEL (the "Executive").

WITNESSETH:

     WHEREAS, the Executive has been employed as the President and Chief Executive Officer of Airways, pursuant to that certain March 11, 2002 letter agreement (filed as Exhibit 10.49 to Airways' Form 10-K as of March 28, 2002 for fiscal year ended December 31, 2001) executed on behalf of Airways by Michelle V. Bryan (the "Letter Agreement") and that certain Employment Agreement dated March 11, 2002, as amended by letter of July 25, 2002 (from Jennifer C. McGarey) and by an amendment of March 31, 2003 (the "Employment Agreement"), and as assumed by the First Amended Joint Plan of Reorganization of Airways (the "Plan of Reorganization") and such other related documents entered into in connection with his employment as follows: the March 11, 2002 letter providing for supplemental executive retirement benefits executed on behalf of Airways by Michelle V. Bryan, as assumed and modified by the Plan of Reorganization (the "SERP Agreement"); the July 31, 2003 replacement restricted stock award agreement executed on behalf of Airways by Elizabeth K. Lanier (the "Restricted Stock Agreement"); and the July 31, 2003 replacement warrant agreement executed on behalf of Airways by Elizabeth K. Lanier (the "Warrant Agreement").

     WHEREAS, on April 19, 2004, Executive has properly given notice of termination of employment pursuant to Section 5(d)(viii) of the Employment Agreement for "Good Reason;" and

     WHEREAS, Airways and the Executive mutually agree to enter into this Agreement to specify the amount of payments and benefits to which Executive is entitled upon his termination of employment and certain other matters;

     WHEREAS, amounts and benefits being paid and provided hereunder are being paid and provided when due under the terms of the Employment Agreement;

     NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     TERMINATION OF EMPLOYMENT.

       The Executive and Airways agree and acknowledge that the Executive's employment with Airways and the Employment Agreement was properly terminated by the Executive for Good Reason pursuant to Section 5(d)(viii) of the Employment Agreement as of the close of business on April 19, 2004 (the "Termination Date").

2.     RESIGNATION FROM POSITIONS.

       As of the Termination Date, the Executive tendered his resignation as President and Chief Executive Officer of Airways, as a member of the Board of Directors of Airways, and as an officer and director of each of Airways' affiliates and subsidiaries. The Executive also resigns, as of the Termination Date, from any and all positions with or related to Airways, its subsidiaries or its employee benefit plans in which the Executive was elected or appointed, including any and all positions in which the Executive was charged with fiduciary responsibility.

3.     STATUS AS AN AGENT.

       The Executive agrees that as of the Termination Date, the Executive relinquishes all power as an agent of Airways and acknowledges that he cannot bind Airways in any agreement, contract or promise and agrees not to represent that he has such powers to third parties without the express written consent of Airways.

4.     SEPARATION PACKAGE.

       The Executive shall receive the following termination benefits under the terms of the Employment Agreement:

       A.     CASH COMPENSATION. Pursuant to Section 6(d)(1)(i) of the Employment Agreement, within five (5) days following the Termination Date, Airways shall pay the Executive a lump sum payment equal to $4,725,410 (less any applicable taxes and authorized deductions), which amount represents the total of:

               i.     Three (3) times the Executive's Highest Base Salary (as defined in the Employment Agreement) (which is $2,250,000); plus

               ii.     Three (3) times the Executive's "target" bonus under the Airways Incentive Compensation Plan for 2004 (which is $2,250,000); plus

               iii.     A prorated portion of the Executive's "target" bonus under the Airways Incentive Plan for 2004 (which is $225,410); plus

               iv.     In addition to the foregoing, any accrued but unpaid vacation and any amounts of deferred compensation not previously paid; plus

               v.     In addition to the foregoing, any accrued but unpaid salary.

       B.     EQUITY COMPENSATION. Pursuant to the Warrant Agreement and the Restricted Stock Agreement, as of the Termination Date (i) 669,600 Warrants to purchase Airways Class A common stock (together with 669,600 shares of Class A preferred stock) previously granted to and held by the Executive shall become immediately 100% vested and exercisable and shall remain exercisable until April 1, 2010; and (ii) 1,130,400 shares of restricted stock of Airways previously granted to and held by the Executive shall become 100% vested and transferable.

       C.     CONTINUATION OF CERTAIN EMPLOYEE BENEFITS. Pursuant to Section 6(d)(1)(ii) of the Employment Agreement, for a period of three years after the Termination Date or such longer period as any plan, program practice or policy of Airways may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) and (vi) of the Employment Agreement if the Executive's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of Airways and their subsidiaries in effect on or after March 11, 2002 or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key employees and their families.

       D.     LEGAL FEE REIMBURSEMENT. Airways shall reimburse Executive in an amount of up to $15,000 for actual legal fees and expenses incurred by Executive in the negotiation of this Agreement and related advice.

5.     MUTUAL NON-DISPARAGEMENT.

       The Executive agrees that he shall not, directly or indirectly, make any untrue statement or criticism, written or oral, which is adverse to the interests of Airways or that would cause Airways, its affiliates, subsidiaries, divisions or its current and former officers, directors, employees, agents, or shareholders embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or Airways' clients, customers, or executives. Airways agrees that it shall not, directly or indirectly, make any untrue statement or criticism, written or oral, which is adverse to the interests of the Executive or that would cause the Executive embarrassment or humiliation or otherwise cause or contribute to the Executive being held in disrepute by the public or Airways' clients, customers, or executives.

6.     COVENANT NOT TO DISCLOSE PROPRIETARY INFORMATION.

       During the Executive's employment with Airways, he has had access to and become familiar with information that the parties acknowledge to be confidential, valuable or uniquely proprietary information regarding Airways, its products, services, customers and employees. For a period of three (3) years from the Termination Date, the Executive shall neither use nor disclose for any purpose any information relating to the financial condition, prospects, capital stock, the manner of doing business, customer lists, pricing information, inventory or any other property of Airways, its officers, customers, or employees, or any other such confidential, valuable or uniquely proprietary information. Information in the public domain or information that is commonly known by or available to the public through Airways' press releases, public documents, annual reports, SEC filings or other public filings shall not be subject to this Section 6.

7.     COVENANT NOT TO SOLICIT.

       Due to the Executive's extensive knowledge of the specifics of Airways' business and its customers and clients, the Executive agrees that during the period of six (6) months following the Termination Date, he will not, without the prior written consent of Airways, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any business that competes with Airways' business any person or entity who transacted business with Airways during the year preceding the Employment Termination Date. This provision shall be specific and shall apply only to any and all persons or entities with whom the Executive has (i) had direct contact, (ii) been a party to marketing or sales strategies with regard to, or (iii) been privy to marketing or sales strategies with regard to such persons or entities.

       The Executive agrees that during the period of six (6) months following the Termination Date, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away to any business that competes with Airways' business any person then employed by Airways or its related entities, or any person not then employed by Airways or its related entities but employed by Airways at any time and for any period after the date which is one (1) year prior to the Termination Date.

8.     GENERAL RELEASE BY THE EXECUTIVE.

       Except as specifically provided in Section 9 hereof, for and in consideration of the mutual release provided to the Executive by Airways in Section 10 below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive does hereby, for and on behalf of himself and his related entities and persons, fully and finally release, acquit and forever discharge Airways, Airways' related entities and persons, all employee benefit plans of Airways and all employee benefit plans of Airways' related entities, and such plans' related entities and persons (collectively, "Airways Released Parties"), of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which the Executive and/or the Executive's related entities and persons now have, or may have, or may hereafter claim to have had as of the Termination Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Termination Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and Airways and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981; (x) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xi) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiii) those claims arising under Employment Retirement Income Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xiv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xv) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

9.     LIMITATION OF RELEASE BY THE EXECUTIVE.

       Notwithstanding the provisions of Section 8 hereof, it is understood and agreed that the waiver of benefits and claims contained in Section 8 does not include a waiver or release of (i) the right to payment of or provision of coverage under any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan, program, practice or policy of Airways described in Section 4(b)(iv) and (vi) of the Employment Agreement which have accrued as of the Termination Date; (ii) the right to benefits and payment to which the Executive may be entitled to under the Employment Agreement (to the extent such rights to payments and benefits have not been addressed by the parties in this Agreement), the Letter Agreement (to the extent such rights to payments and benefits have not been addressed by the parties in this Agreement), the SERP Agreement, the Restricted Stock Agreement, the Warrant Agreement, and this Agreement; (iii) any rights to indemnification under the articles, by-laws, policies or other agreements with Airways, (iv) rights under any policy of directors and officers liability insurance that covers or has covered Executive; (v) rights to enforce any release, indemnification or exculpation contained in the Plan of Reorganization; (vi) any right or claim that arises after the date hereof; and (vii) any right or claim as stockholder of Airways.

10.     GENERAL RELEASE BY AIRWAYS.

        Except as specifically provided in Section 11 below, for and in consideration of the mutual release provided to the Airways Released Parties by the Executive in Section 8 above, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Airways does hereby, for and on behalf of itself and each and all of the Airways Released Parties, fully and finally release, acquit and forever discharge Executive and his related entities and persons, of and from any and all claims, counterclaims, actions, causes of action, demands, rights, damages, costs, expenses or compensation which Airways and/or Airways Released Parties now have, or may have, or may hereafter claim to have had as of the Termination Date, whether developed or undeveloped, anticipated or unanticipated, based on any acts, omissions, transactions or occurrences whatsoever occurring prior to and/or up until the Termination Date, and specifically, but not by way of limitation, from those claims which are, or arise by reason of, or are in any way connected with, or which are or may be based in whole or in part on the employment relationship which existed between the Executive and Airways and the termination of that employment relationship, including, without limitation, (i) those claims arising under any foreign, federal, state, county or municipal fair employment practices act and/or any law, ordinance or regulation promulgated by any foreign, federal, state, county, municipality or other state subdivision; (ii) those claims for breach of duty and/or implied covenant of good faith and fair dealing; (iii) those claims for interference with and/or breach of contract (express or implied, in fact or in law, oral or written); (iv) those claims for retaliatory or wrongful discharge of any kind; (v) those claims for intentional or negligent infliction of emotional distress or mental anguish; (vi) those claims for outrageous conduct; (vii) those claims for interference with business relationships, contractual relationships or employment relationships of any kind; (viii) those claims for breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortious conduct of any kind; (ix) those claims arising under Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. Section 1981; (x) those claims arising under any state or federal handicap or disability discrimination law or act, including but not limited to the Rehabilitation Act of 1973 and the Americans with Disabilities Act; (xi) those claims arising from any damages suffered at any time by reason of the effects or continued effects of any alleged or actual discriminatory or wrongful acts; (xii) those claims arising under or in reliance upon any statute, regulation, rule or ordinance (local, state or federal); (xiii) those claims arising under Employment Retirement Income Security Act of 1974, as amended, and/or the Family and Medical Leave Act; (xiv) those claims arising under the workers' compensation laws of any state or other jurisdiction; and (xv) any and all other claims arising under law or in equity in the United States of America or in any foreign jurisdiction.

11.     LIMITATION OF RELEASE BY AIRWAYS.

        Notwithstanding the provisions of Section 10, it is understood and agreed that the waiver of benefits and claims contained in Section 10 does not include a waiver or release of (i) any right or claim that arises after the date of this release; (ii) any rights arising under the Employment Agreement, the Letter Agreement, the SERP Agreement, the Restricted Stock Agreement, the Warrant Agreement (to the extent such rights under these agreements have not been addressed by the parties in this Agreement) and this Agreement; or (iii) any claim against the Executive based on intentional misconduct, fraud, misappropriation, or criminal misconduct.

12.     AMENDMENT OF AGREEMENT.

        It is expressly understood and agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect or particular whatsoever except in writing duly executed by the Executive and an authorized representative of Airways acting on behalf of Airways.

13.     MISCELLANEOUS.

        a.     BINDING AGREEMENT. This Agreement shall be binding upon both the Executive and the Executive's related entities and individuals, and upon Airways and Airways' related entities. The undersigned parties, acting through their duly authorized officers or individually, as the case may be, do hereby warrant that the signatories hereto have express authority and have the legal capacity to enter into this Agreement.

        b.     WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or times be deemed a waiver or relinquishment of such right or power any other time or times.

        c.     CHOICE OF LAW. This Agreement is to be construed in accordance with the laws of the State of Delaware without regard to any conflict of law principles of such state.

        d.     REMEDIES FOR BREACH OF AGREEMENT. In the event of a breach of Sections 5, 6 and/or 7 of this Agreement or conduct by the Executive threatening to breach Sections 5, 6 or 7 hereof, the parties agree that Airways may seek temporary injunctive relief in a court of competent jurisdiction. In the event of a breach of Section 5 of this Agreement or conduct by Airways threatening to breach Section 5 hereof, the parties agree that the Executive may seek temporary injunctive relief in a court of competent jurisdiction. In no event shall an asserted violation of Sections 5, 6 and/or 7 by the Executive constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

        e.     ENTIRE AGREEMENT BETWEEN PARTIES. Other than the Executive's rights to benefits and payments under the SERP Agreement, this Agreement constitutes the entire agreement between the Executive and Airways pertaining to the subjects contained in it and supersedes any and all prior and/or contemporaneous agreements, representations, or understandings, written or oral between the parties, including the Employment Agreement. This Agreement is intended to fully, completely, and forever resolve all disputes or potential disputes based upon events, omissions or acts occurring on or prior to the Termination Date as well as all other issues or claims in any way arising out of or connected with the prior employment of the Executive with Airways or the termination of that employment other than those issues or claims related to the Executive's rights to benefits and payments under the SERP Agreement.

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     IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement on the day and year first above written.

                                                                               EXECUTIVE:

Date:   April 23, 2004                                        DAVID N. SIEGEL

                                                                              U.S. AIRWAYS GROUP, INC.

                                                                              By: Elizabeth K. Lanier

Date: April 23, 2004                                             Title: Executive Vice President, Corporate
                                                                               Affairs, General Counsel and Corporate Secretary

                                                                              U.S. AIRWAYS, INC.

                                                                              By: Elizabeth K. Lanier

Date: April 23, 2004                                           Title: Executive Vice President, Corporate
                                                                              Affairs, General Counsel and Corporate Secretary

[THIS DOCUMENT HAS BEEN EXECUTED IN DUPLICATE.]

SNR 14374993.5 revision of ATLANTA:4640145.3